Exhibit 5.1

                    , 2013

TriState Capital Holdings, Inc.

One Oxford Centre

301 Grant Street, Suite 2700

Pittsburgh, PA 15219

Gentlemen:

We have acted as counsel to TriState Capital Holdings, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation and filing by it with the Securities and Exchange Commission of a registration statement on Form S-1 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the sale of an aggregate amount of                      shares of the common stock, without par value (the “Common Stock”), of the Company (such registration being hereinafter referred to as the “Offering”), including (a)              shares of Common Stock to be issued and sold by the Company (the “Company Shares”) and (b) 200,000 shares of outstanding Common Stock to be resold by Falcon Seaboard Investment Company, LP as a selling shareholder (the “Selling Shareholder,” and such shares, the “Selling Shareholder Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the following: (a) the Amended and Restated Articles of Incorporation of the Company, (b) the Bylaws of the Company (as amended through March 26, 2013), (c) resolutions adopted by the Board of Directors of the Company at its April 23, 2013 meeting authorizing and approving the issuance of the Company Shares, (d) stock records of the Company and agreements pursuant to which the Selling Shareholder Shares were issued to the Selling Shareholder and (e) the Registration Statement, including, without limitation, all exhibits thereto. We have also made such investigations of law as we have deemed necessary or appropriate to form a basis for the opinion expressed herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, and the accuracy and completeness of the corporate records made available to us by the Company.

Based upon the foregoing, and in reliance thereon, we are of the opinion that:

(a)	The Company Shares when issued, sold, delivered, and paid for as contemplated by the Registration Statement, will be validly issued, fully paid, and nonassessable; and

(b)	The Selling Shareholder Shares to be sold by the Selling Shareholder pursuant to the Registration Statement are validly issued, fully paid and nonassessable.

This opinion is based upon the laws of the Commonwealth of Pennsylvania and the United States of America as now in effect, and we express no opinion on the laws of any other jurisdiction. No opinion may be inferred or implied beyond the matters expressly stated herein, and our opinion expressed herein must be read in conjunction with the assumptions, limitations, exceptions and qualifications set forth herein.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the statements made with regard to our firm under the caption “Legal Matters” appearing in the Prospectus that is a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

KEEVICAN WEISS BAUERLE & HIRSCH LLC